Exhibit 10.1
AGREEMENT

THIS AGREEMENT (“AGREEMENT”) is made as of July 18, 2011 and is effective as of May 1, 2011 (the “Effective Date”), by and between Middleburg Financial Corporation (the “Corporation”) and Joseph L. Boling (the “Chairman”).

WHEREAS, the Chairman retired from his position as the Chief Executive Officer of the Corporation effective May 1, 2010 and is no longer employed by the Corporation; and

WHEREAS, the Chairman has served as the Chairman of the Board of Directors of the Corporation (the “Board”) and fulfilled certain other advisory and representative roles for the Corporation from May 1, 2010 through April 30, 2011; and

WHEREAS, the Chairman possesses certain valuable knowledge, professional skills and expertise which will contribute to the success of the business of the Corporation and its affiliates; and

WHEREAS, it is the desire of the Corporation and the Chairman to have the Chairman continue to serve as the Chairman of the Board and to fulfill certain other advisory and representative roles for the Corporation; and

WHEREAS, the Corporation and the Chairman desire to set forth, in writing, the terms and conditions of their agreements and understandings;

NOW, THEREFORE, in consideration of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Section 1.                      Services; Term.

(a)           Consistent with the Corporation’s bylaws and applicable law, the Corporation and the Chairman intend for the Chairman to serve as the Chairman of the Board from the Effective Date through April 30, 2013 (the “Term”).  This Agreement is not intended to preclude or address the Chairman’s serving as the Chairman of the Board before or after the Term, based on circumstances in effect at such other time or times.  As the Chairman of the Board, the Board of Directors of the Corporation has determined, and the Chairman agrees, that the Chairman is directly responsible for all issues related to the functioning of the Board, including, without limitation:  (i) giving input to the Corporation’s Chief Executive Officer (the “CEO”) for setting the annual schedule for meetings of the Board and its committees; (ii) giving input to the CEO for setting the annual plan for Board presentations and the agenda for planning meetings and monthly Board meetings; (iii) appointing Board committees; (iv) chairing the Governance and Loan Committees, with the understanding that the CEO will chair an applicable committee in the Chairman’s absence; (v) leading evaluations of Board members; (vi) leading the development of new Board nominees; (vii) remaining a member of the Board of Directors of Middleburg Investment Group; (viii) providing legislative and regulatory assistance as requested by the CEO; (ix) acting as a representative of the Corporation as requested by the CEO; and (x) discharging the duties of the Chairman as set forth in Section 2.4 of the Bylaws of the Corporation.

(b)           The Corporation and the Chairman intend for the Chairman to fulfill certain other advisory and representative roles for the Corporation commencing May 1, 2011, through the end of the Term. Such duties will consist of:  (i) assisting with business development efforts of the Corporation; (ii) attending senior leadership meetings when requested to stay current with strategy, performance and new initiatives of the Corporation and its affiliates; (iii) standing in for the CEO in corporate or public functions where needed; and (iv) remaining active in community groups as needed to support the CEO and the Corporation’s community visibility.

(c)           The Chairman acknowledges that he is entering into this Agreement of his own free will and that he has had the benefit of the advice of, and is relying solely upon the advice of, independent counsel of his own choice.

Section 2.                      Compensation.

(a)           As compensation for the services to be rendered as the Chairman of the Board described in Section 1(a) above (including attendance at Board meetings and Board committee meetings), the Chairman shall receive annual cash compensation of $43,000, payable in equal semi-monthly installments, for the period beginning on the Effective Date and ending April 30, 2012 (the “First Year”).  The Chairman shall receive cash compensation for the period beginning May 1, 2012 and ending April 30, 2013 (the “Second Year”) at the discretion of and in the amount determined by the Board.

(b)           (i) As compensation for the services to be rendered by the Chairman in accordance with Section 1(b) above during the First Year, the Chairman shall receive annual cash compensation of $64,000, payable in equal semi-monthly installments.  For such services, the Chairman shall also be granted shares of restricted shares of the Corporation on May 1, 2011.  The number of restricted shares shall be determined by using the closing price of a share of the Corporation’s stock on May 1, 2011, dividing that number into $16,000.00 (sixteen thousand dollars), and rounding up or down to produce the nearest whole number of shares.  Such shares will become nonforfeitable and transferable on April 30, 2012, provided the Chairman has rendered the services to be provided in accordance with Section 1(b) through that date.  In addition, for the services described in Section 1(b) above, the Corporation shall pay 67% of the actual golf and tennis club membership dues incurred by Chairman for membership in the Middleburg Tennis Club and Loudoun Golf and Country Club during the First Year.

(ii) As compensation for the services to be rendered by the Chairman in accordance with Section 1(b) above during the Second Year, the Chairman shall receive annual cash compensation of $32,000, payable in equal semi-monthly installments.  For such services, the Chairman shall also be granted shares of restricted shares of the Corporation on May 1, 2012.  The number of restricted shares shall be determined by using the closing price of a share of the Corporation’s stock on May 1, 2012, dividing that number into $8,000.00 (eight thousand dollars), and rounding up or down to produce the nearest whole number of shares.  Such shares will become nonforfeitable and transferable on April 30, 2013, provided the Chairman has rendered the services to be provided in accordance with Section 1(b) through that date.  In addition, for the services described in Section 1(b) above, the Corporation shall pay 33% of the actual golf and tennis club membership dues incurred by Chairman for membership in the Middleburg Tennis Club and Loudoun Golf and Country Club during the Second Year.

(iii) Compensation for the services to be rendered by the Chairman in accordance with Section 1(b) above will cease at the end of the Term.

(c)           If the Chairman ceases to provide services under Section 1(a) for any reason prior to the end of the Term, no further compensation will be paid under Section 2(a), notwithstanding any other provision of this Agreement.  If the Chairman ceases to provide services under Section 1(b) for any reason prior to the end of the Term, no further compensation will be paid under Section 2(b), notwithstanding any other provision of this Agreement.

Section 3.                      Expense Account.

The Corporation shall provide the Chairman a corporate credit card to cover reasonable and customary business expenses incurred during the Term in the carrying out his duties hereunder. Should the Chairman incur expenses when not using his credit card for reasonable and customary business expenses, the corporation will reimburse him upon providing appropriate receipts. In either case, such expenses will include business meals, out-of-town lodging and travel expenses of the Chairman and, when she accompanies him on company business, the Chairman’s spouse.  In no event will there be reimbursement (including through use of the corporate credit card) for items which are not reimbursable under written Corporation policy.  The Chairman agrees to timely submit records and receipts of reimbursable items and agrees that the Corporation can adopt reasonable rules and policies regarding such reimbursement.  The Corporation agrees to make prompt payment to the Chairman following receipt and verification of such reports.  Amounts of expenses eligible for reimbursement or in-kind benefits provided during one calendar year under this Agreement (including under this Section 3 or Section 2(b)) shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided during another calendar year.  The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit.

Section 4.                      Invalid Provisions.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be valid and enforceable to the fullest extent permitted by law without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 5.                      Governing Law.

Except where preempted by federal law, this Agreement shall be subject to and construed in accordance with the laws of the Commonwealth of Virginia.

Section 6.                      Captions.

The captions used in this Agreement are intended for descriptive and reference purposes only and are not intended to affect the meaning of any Section hereunder.

Section 7.                      Section 409A.

This Agreement is intended to comply with Section 409A to the extent Section 409A is applicable.  This Agreement shall be interpreted and administered accordingly.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the 18th day of July, 2011.

MIDDLEBURG FINANCIAL CORPORATION

By:	/s/ Gary R. Shook
Gary R. Shook
President and Chief Executive Officer

CHAIRMAN

By:	/s/ Joseph L. Boling
Joseph L. Boling